SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-12

PIMCO FUNDS

PIMCO EQUITY SERIES

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee paid previously with preliminary materials.

[ ]  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Hello, my name is (CSR FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)?

(Repeat the greeting if necessary)

I am calling on a recorded line regarding your current investment in the [FUND NAME}. Materials were sent to you for the upcoming Joint Special Meeting of Shareholders scheduled to take place on December 6th, 2024. At this time we have not yet received your vote. The Board of Trustees is recommending a vote IN FAVOR of the proposal. Would you like to vote along with their recommendation?

(Pause for shareholder’s response)

If YES or a positive response from the shareholder:

If we identify any additional accounts you own prior to this meeting, would you like to vote those accounts in the same manner as you have voted with me today?

(Pause for shareholder’s response)

(Proceed to confirming the vote with the shareholder)

If NO, a negative response from the shareholder, or a shareholder has not received the information:

Shareholders are voting on the election of ten trustees to the Board of Trustees of the PIMCO Funds. This election is important as the Board oversees the management of the funds and ensures that they operate in the best interests of shareholders.

The Board of Trustees is recommending a vote IN FAVOR of the proposal. Would you like to vote along with their recommendation?

(Pause for shareholder’s response and answer questions they might have)

If a shareholder still chooses not to vote:

I understand you do not wish to vote at this time. Thank you and have a good day.

Shareholder Not Available:

We can be reached toll-free at 1- 833-876-4410, Monday through Friday between the hours of 10:00AM and 11:00PM and Saturday 12:00PM to 5:00PM Eastern time. Your time today is appreciated. Thank you and have a good day.

Confirming the vote with the shareholder:

I am recording your vote (RECAP VOTING INSTRUCTIONS FOR THE PROPOSAL).

For confirmation purposes please state your full name.

(Pause for shareholder’s response)

According to our records, you reside in (city, state, zip code).

(Pause for shareholder’s response)

To ensure that we have the correct address for the letter confirming your vote, please state your street address.

(Pause for shareholder’s response)

Thank you. You will receive written confirmation of this vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll-free number listed in the letter. Your vote is important and your time today is appreciated. Thank you and have a good (MORNING, AFTERNOON, EVENING).